Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our report dated February 13, 2019 with respect to the financial statement of AIP Alternative Lending Fund A as of September 30, 2018 in Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-234139) of AIP Alternative Lending Fund A for the registration of 500,000 shares of beneficial interest.

/s/ Ernst & Young LLP

New York, New York

November 27, 2019